Insurance Letters of Credit — Master Agreement
Form 3/CEP
To:         Citibank Europe plc (“CEP”)
Insurance Letter of Credit Department
2nd Floor
1 North Wall Quay
Dublin 1
Republic of Ireland
Citibank N.A. (“CNA”)
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Dear Sirs
Insurance Letters of Credit — Master Agreement
Insurance / Reinsurance Companies or Brokers
The purpose of this letter is to record our agreement (the “Agreement”):
(i)	to the following method of establishing letters of credit or similar or equivalent instruments (each a “New Credit” and collectively the “New Credits”) acceptable to CEP on our behalf in favour of beneficiaries located in the United States of America or elsewhere (the “Beneficiary” or “Beneficiaries” as the context may require); and
(ii)	that each letter of credit or similar or equivalent instrument previously established in favour of a Beneficiary or Beneficiaries (each an “Existing Credit” and together the “Existing Credits”) under or pursuant to the agreement(s) entitled “Insurance Letters of Credit — Master Agreement Insurance/Reinsurance Companies or Brokers” and previously entered into between CNA and us (the “Existing Agreements”) shall be governed by this Agreement.
Together:
(a)	the New Credits and the Existing Credits are referred to herein as the “Credits” and a “Credit” shall mean any one of them as the context admits; and
(b)	this Agreement and the Existing Agreements are referred to herein as the “Agreements”.
In connection with this Agreement, we have also separately agreed with CEP the contractual or security arrangements that will apply in respect of our obligations under or pursuant to this Agreement.
1. It is agreed between us that:
(a)	in relation to each New Credit that CEP will, upon receipt of an application form for the establishment of a New Credit in such form as CEP may be willing to accept for this purpose and which may, without limitation, be received by CEP via any electronic system(s) or transmission arrangement(s) acceptable to CEP (referred to in this Agreement in relation to any New Credit as an “Application Form”) completed by us or on our behalf in accordance with the terms of our banking mandate(s) or other authorities lodged with CEP or arrangement(s) made with CEP from time to time, indicating therein the name of the Beneficiary and the amount and term of the New Credit required, establish on our behalf an irrevocable clean sight New Credit (or such of other form of New Credit as may be required by the Application Form relating thereto) available, in whole or in part, by the Beneficiary’s sight draft on CEP, or otherwise as may be required by the terms of the New Credit; provided, however, that the opening of any New Credit hereunder shall, in every instance, be at CEP’s option and nothing herein shall be construed as obliging CEP to open a New Credit;
(b)	prior to the establishment of any New Credit or in order to maintain any Credit in issue, we undertake as follows:
(i)	forthwith at CEP’s request to deposit with CNA, at their branch at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB or, if notified by CEP, at such other branch as CEP may designate or, at another bank approved by CEP, in an account or accounts in our name either cash or securities or a combination of cash and securities of such amount and combination as CEP may require (a “Deposit”); and

(ii)	where a Deposit has been requested, to execute CEP’s standard form bank charge documentation in relation to any accounts opened pursuant to Clause 1(b)(i) above.
(c)	without prejudice to the generality of Clause 1(b)(i) above the opening of any New Credit hereunder shall be dependent upon CEP being satisfied in its absolute discretion, that a Deposit has been carried out and that the documentation required to be executed under Clause 1(b)(ii) above has been validly executed.
(d)	we undertake to reimburse CEP, on demand, the amount of any and all drawings under each Credit.
(e)	we undertake to indemnify CEP, on demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which CEP may incur, pay or sustain by reason of or arising in any way whatsoever (apart from CEP’s own gross negligence or wilful misconduct) in connection with each Credit and/or the Agreements;
(f)	we undertake to pay to CEP, on demand, such fees and/or commissions of such amount(s) and/or at such rate(s) as shall have been or as may be advised by CEP to us as payable in connection with each Credit;
(g)	we hereby irrevocably authorise CEP to make or procure the making of any payments and comply or procure the compliance with any demands which may be claimed from or made in connection with each Credit without any reference to or further authority from us and we hereby agree that it shall not be incumbent upon CEP to enquire or to take notice whether or not any such payments or demands claimed from or made in connection with each Credit are properly made or to enquire or to take notice whether any dispute exists between ourselves and the Beneficiary thereof and we further agree that any payment which CEP shall make or procure in accordance with the terms and conditions of each Credit shall be binding upon us and shall be accepted by us as conclusive evidence that CEP was liable to make such payment or comply with such demand;
(h)	we represent and warrant to CEP and undertake that:
(i)	we have and will at all times have the necessary power to enable us to enter into and perform the obligations expressed to be assumed by us under this Agreement;

(ii)	this Agreement constitutes our legal, valid, binding and enforceable obligation effective in accordance with its terms; and

(iii)	all necessary authorisations to enable or entitle us to enter into this Agreement have been obtained and are in full force and effect and will remain in such force and effect at all times during the subsistence of this Agreement.

(i)	we represent and warrant to CEP that:
(i)	we are not unable to pay our debts as they fall due;

(ii)	we have not been deemed or declared to be unable to pay our debts under applicable law;

(iii)	we have not suspended making payments on any of our debts;

(iv)	we have not by reason of actual or anticipated financial difficulties commenced negotiations with any of our creditors with a view to rescheduling any of our indebtedness;

(v)	the value of our assets is not less than our liabilities (taking into account contingent and prospective liabilities);

(vi)	no moratorium has been declared in respect of any of our indebtedness; and

(vii)	no analogous or similar event or concept to those set out in clause (i) to (vi) has occurred or is the case under the laws of any jurisdiction.
2.	Where an Application Form has been authorised by any other applicant(s) with whom CEP’s has entered into an agreement similar or equivalent in effect to this Agreement and a separate Application Form has been completed by us or on our behalf which corresponds in CEP’s opinion, with such other Application Form; or any other combination of circumstances exist which, in CEP’s opinion, are reasonably equivalent to the foregoing, then, in any such case, CEP shall be at liberty to open a single New Credit on behalf of ourselves and such other applicant(s) jointly and in that event the following provisions shall apply:
(a)	our obligations in respect of any Credit shall be in respect of our due proportion of each drawing under any such Credit;

(b)	in establishing our due proportions of each drawing under any such Credit, CEP are hereby irrevocably authorised to make apportionments between ourselves and such other applicant(s) (i) on a pro rata basis by reference to the amounts set forth in the application forms originally completed by us and them in respect of such Credit (and after taking into account any subsequent increases or decreases in such Credit effected by CEP for our or their respective accounts) or, if CEP should so choose (ii) in reliance on the instructions and advice of and information provided by the relevant Insurance Broker (construed in accordance with Clause 3 below); and

(c)	for the purposes of Clause 1(e) above, CEP may instead make any required apportionments in such manner as CEP, in its sole discretion, considers to be fair and reasonable.
The provisions of Clause 2 shall also apply in circumstances where a single Existing Credit deemed to have been established and issued hereunder by CEP pursuant to Clause 6 has been issued on behalf of ourselves and one or more other applicant(s) jointly (save that such Existing Credit shall only be governed by this Agreement where such other applicants have also entered into an agreement with CEP and CNA on terms similar or equivalent in effect to this Agreement).

3.	CEP may refer any query or problem arising in connection with this Agreement or any transaction hereby contemplated to the relevant Insurance Broker or respond to any question relating to the status of any Credit made by the relevant Insurance Broker (and, in such response, if CEP considers that it is material to make reference to the subject matter of any other agreement(s) now or hereafter entered into between CEP and us in connection with this Agreement, CEP may disclose such information relating thereto as it, in its sole discretion, considers to be appropriate). For the purposes of this Agreement, references to the relevant “Insurance Broker” shall be construed so as to mean the insurance broker or other intermediary (a) through whom CEP originally received the Application Form relating to the Credit in question (or, in respect of Credits issued pursuant to an Existing Agreement, the insurance broker or other intermediary through whom CNA was originally instructed to establish the relevant Existing Credit) (or the person(s) who purport to have succeeded to the business thereof) or (b) which, in CEP opinion, acts in connection with such Credit.
4.
(a)	Any New Credit established hereby may, if requested by us on the Application Form relating thereto and subject to CEP’s consent, bear a clause to the effect that it will automatically be extended for successive periods of one year (or such other period as may be stated in the relevant Application Form (or other relevant application documentation)) unless the Beneficiary has received from the bank or institution issuing the Credit (the “Issuing Bank”) by registered mail (or other appropriate receipted delivery) notification of intention not to renew such Credit at least 30 days (or such other period as may be stated in the relevant Application Form (the “Notice Period”) prior to the end of the original term or, as the case may be, of a period of extension. Certain Existing Credits deemed to be established and issued hereunder by CEP pursuant to Clause 6 may also contain such extension terms. In relation to any New Credit or Existing Credit containing such terms the Issuing Bank shall be under no obligation to us to send the Beneficiary such notification (and without such notification to the Beneficiary the Credit will automatically be extended as provided in accordance with its terms) unless CEP shall have received by registered mail or other means acceptable to it, notification from us (or from any one or more of the other parties (if any) for whose account(s) any Credit may have been established as contemplated by Clause 2 above) of our or its election not to renew such Credit at least 30 days prior to the commencement of the Notice Period relating to the original term or, as the case may be, a period of extension; provided however that CEP will, as soon as is reasonably possible, give us advice of the receipt by it of any such notice from any other such parties. We understand that receipt by CEP of any such notice may result in the whole of such Credit being cancelled (and not just the portion attributable to us) and, save as is provided above, CEP reserves the right, at its sole option and discretion, to give or procure the giving at any time to the Beneficiary of notification of intention not to renew any Credit and that if CEP exercises such said right, it will give us notice in writing thereof as soon as is reasonably possible.

(b)	If, in either of the circumstances referred to in sub-paragraph (a) above, the Issuing Bank has given notification not to renew such Credit, then CEP may (but shall not be obliged to) without further authority from us (or from any of the other persons as aforesaid) arrange for the Beneficiary to accept (1) a substitute Credit (the “Substitute Credit”) from the Issuing Bank on terms identical to such Credit except that (i) the amount of the Substitute Credit will be equal to the then undrawn face value of such Credit less the portion thereof (determined by CEP) to be attributable to the person(s) (the “Excluded Person(s)”) who gave a notice of non-renewal to CEP or, as the case may be, for whom CEP does not wish to arrange the issuance of the Substitute Credit and (ii) the original term of the Substitute Credit will, subject to renewal as mentioned in sub-paragraph (a) above, be up to one year in duration (or such longer duration as may be required by any regulatory or other authority having jurisdiction as to the acceptability of the Substitute Credit) or (2) such other arrangement, compromise, release or waiver as, in your sole opinion, will result in the same effect being achieved as in (1) above. CEP will, as soon as reasonably possible, advise us (unless we are the, or one of the, Excluded Person(s)) of the matter(s) effected by CEP pursuant to the foregoing provisions.
5.	CEP may, at its sole option, arrange for the issuance of any New Credit as being subject to either (i) the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500 or (ii) the International Chamber of Commerce Publication No. 590 - the International Standby Practices 1998, (or any subsequent version of either); provided however that CEP may agree such modifications thereof as may be required by any regulatory or other authority having jurisdiction as to the acceptability of the Credit in question.
6.	Unless otherwise agreed between CEP, CNA and us in writing, the Existing Agreement(s) (if any) entered into between CNA and us governing Existing Credits (other than those at any time governed by a “Master Agreement — London Market Letter of Credit Scheme” or substantially equivalent agreement) established by CNA on our behalf in favour of Beneficiaries shall on acceptance by CEP and CNA of this letter duly executed by us, cease to apply to all such credits and all such Existing Credits shall, from the date of such acceptance be governed by this Agreement as if such Existing Credit had been established and issued hereunder. For the avoidance of doubt:
(a)	this Agreement shall not operate as an assignment of the whole or any part of the rights under or the benefit of the Existing Agreements or a novation of such rights and obligations with the result that CEP is bound by the terms of the Existing Agreements;

(b)	we agree to release and discharge CNA from further performance of its obligations arising in favour of us on and after the date upon which this letter is duly executed by CNA and CEP; and

(c)	CNA shall release and discharge us from further performance of our obligations arising in favour of CNA on and after the date upon which this letter is duly executed by CNA and CEP, such obligations in respect of Existing Credits being replaced with our obligations to reimburse, indemnify or otherwise pay CEP pursuant to Clauses 1(d) to 1(g) hereunder in respect of CEP obligations to CNA (or any other relevant third party correspondent) to guarantee reimbursement to CNA (or such other relevant third party correspondent) of any payments CNA (or such other relevant third party correspondent) may make under or in respect of Existing Credits (as further described in Clause 10).
7.	Unless otherwise agreed between CEP, CNA and us in writing, the previous agreements (if any) entered into between all of us or CEP and us on terms similar or equivalent to this Agreement governing Credits (other than for the avoidance of doubt, those governed by the “Master Agreement — London Market Letter of Credit Scheme” or substantially equivalent agreement) shall, on acceptance by you of this letter duly executed by CEP and CNA, cease to apply to all such Credits and all such Credits shall from the date of final acceptance be governed by this Agreement.
8.	If at our request, a Credit expressly chooses a state or country law other than New York, USA or English law, or is silent with respect to the International Chamber of Commerce Publication No. 500 — Uniform Customs and Practice for Documentary Credits (the “UCP”), the International Chamber of Commerce Publication No. 590 — International Standby Practices 1998 (the “ISP”) or a governing law, CEP shall not be liable for any payment, cost, expense or loss resulting from such action or inaction taken by CEP if such action or inaction is justified under the UCP, the ISP, New York law or English law or the law governing the Credit.
9.	We understand that CEP may carry out any of its obligations under this Agreement through any of its offices or branches wheresoever situated and may wish to exercise any of its rights under this Agreement through offices or branches of CEP wheresoever situated.
10.	We further understand that CEP also reserves the right to issue any Credit through a third party correspondent of its choice and/or to have any Credit confirmed by CNA and in such circumstances, CEP will be required to guarantee reimbursement to such correspondent (and/or CNA, as the case may be) of any payments which such correspondent (and/or CNA, as the case may be) may make under the Credit in question and such guarantee (howsoever described) shall also be treated mutatis mutandis as a Credit for the purposes of this Agreement. We further understand that CEP has agreed to guarantee reimbursement to CNA (or, where relevant, a third party correspondent) of any payments CNA (or such third party correspondent) may make under or in respect of Existing Credits and such guarantee (howsoever described) shall also be treated mutatis mutandis as a Credit for the purposes of this Agreement.
11.	The provisions of the foregoing paragraphs shall be equally applicable to any increase, extension, renewal, partial renewal, modification or amendment of or substitute instrument for any Credit to which they apply. If for any reason any amount paid under any Credit is repaid, in whole or in part, by the Beneficiary thereof, CEP may, in its sole discretion, treat (or procure the treatment of) such repayment as a reinstatement of an amount (equal to such repayment) under such Credit. The value date applied by CEP to any such reinstatement shall not be earlier than the date of such repayment and CEP shall not be liable for any loss of any nature which we may suffer or incur and which may arise from any inadvertent or erroneous drawing.
12.	Any notice or demand to be served on us by CEP hereunder may be served:
(a)	on any of our officers personally;

(b)	by letter addressed to us or to any of our officers and left at our registered office or at any one of our principal places of business;

(c)	by posting the same by letter addressed in any such manner as aforesaid to such registered office or any such principal place of business; or

(d)	by telex or facsimile addressed in any such manner as aforesaid to any then published telex or facsimile number of ourselves.
Unless otherwise stated, any notice or demand to be served on CEP or CNA by us hereunder must be served at the relevant address stated at the beginning of this Agreement (or such other address as CEP or CNA (as applicable) may notify to us from time to time) or by facsimile to such number as CEP or CNA may notify to us from time to time.
     Any notice or demand:
(e)	sent by post to any address in the Republic of Ireland or the United Kingdom shall be deemed to have been served on us at 10.a.m. (London time) on the first Business Day after the date of posting (in the case of an address in the Republic of Ireland) and on the second Business Day after posting (in the case of an address in the United Kingdom), or in the case of an address outside the Republic of Ireland or the United Kingdom (or a notice or demand to CEP or CNA), shall be deemed to have been served on the relevant party at 10 a.m. (London time) on the third Business Day after and exclusive of the date of posting; or

(f)	sent by telex or facsimile shall be deemed to have been served on the relevant party when dispatched.
In proving such service by post, it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

In this clause a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in London.
13.	You shall have a full and unfettered right to (a) assign the whole or any part of the rights under or the benefit of this Agreement or (b) (subject to Clause 14 below) novate your rights and obligations under this Agreement. Any reference to CEP hereunder shall be deemed to include its assignee and novatees and other successors, whether immediate or derivative, who shall be entitled to enforce and proceed upon this Agreement in the same manner as if named herein. CEP shall be entitled to impart any information concerning us to any such assignee, novatee or other successor or any participant or proposed assignee, novatee, successor or participant.

14.
14.1	The person who is for the time being liable to perform CEP obligations under this Agreement (a “Transferring Bank”) shall be entitled to novate at any time, upon service of a notice in the form attached as Schedule One to this Agreement (the “Novation Notice”) on us, any or all of its rights and obligations under, and the benefit of, this Agreement to any Permitted Transferee. With effect from the date on which a Novation Notice is executed by the Transferring Bank and the Permitted Transferee and served on us (the “Novation Date”) the provisions of Clause 14.2 shall have effect (but not otherwise).

For the purposes of this Clause 14, a “Permitted Transferee” shall mean any holding company, subsidiary or affiliate of Citigroup Inc.
14.2	With effect from (and subject to the occurrence of) the Novation Date:
(a)	the Permitted Transferee shall be bound by the terms of this Agreement (as novated) in every way as if the Permitted Transferee were and had been a party hereto in place of the Transferring Bank and the Permitted Transferee shall undertake and perform and discharge all CEP’s obligations and liabilities under this Agreement (as novated) whether the same fell or fall due to be performed or arose or arise on, before or after the Novation Date;

(b)	we shall release and discharge the Transferring Bank from further performance of its obligations arising in favour of us on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof against the Transferring Bank and we shall accept the liability of the Permitted Transferee in respect of such obligations in place of the liability of the Transferring Bank;

(c)	the Transferring Bank shall release and discharge us from further performance of our obligations arising in favour of the Transferring Bank on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof by the Transferring Bank;

(d)	we shall be bound by the terms of this Agreement (as novated) in every way, and we shall undertake and perform and discharge in favour of the Permitted Transferee each of our obligations whether the same fell or fall to be performed or arose or arise on, before or after the Novation Date and expressed to be owed to CEP.
14.3	Without prejudice to the automatic novation of the Transferring Bank’s rights and obligations pursuant to Clause 14.2 we undertake to sign and return promptly each acknowledgement of the Novation Notice from time to time delivered to us promptly following receipt of the same from the Transferring Bank.
15.	INTENTIONALLY OMITTED
16.	This Agreement shall be governed by English law and for CEP’s benefit we hereby irrevocably submit to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Agreement. The terms of this Agreement may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by CEP nor may we assign any of our rights hereunder without the prior written consent of CEP.
17.	A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement. CNA’s consent shall not be required to vary or rescind this Agreement at any time.

For and on behalf of
Allied World Assurance Company, Ltd
Signature(s)  /s/ Marchelle D. Lewis,    /s/ Joan H. Dillard
Dated   February 28, 2007
Accepted for and on behalf of
CITIBANK EUROPE PLC
By:  /s/ Mary O’Neill
Dated:  February 28, 2007
Accepted for and on behalf of
CITIBANK N.A.
By:  /s/ Peaclar MacCanna
Dated:  February 28, 2007